Exhibit 5(a)

Squire, Sanders & Dempsey L.L.P. 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, Florida 33401 Office: +1.561.650.7200 Fax: +1.561.655.1509

November 10, 2009

FPL Group, Inc.
FPL Group Capital Inc
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

We have acted as counsel to FPL Group, Inc. (“FPL Group”) and FPL Group Capital Inc (“FPL Group Capital”) in connection with the authorization, issuance and sale by FPL Group Capital of $200,000,000 aggregate principal amount of its Floating Rate Debentures, Series due November 9, 2012 (the “Debentures”), issued under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (the “Indenture”), between FPL Group Capital and The Bank of New York Mellon (formerly The Bank of New York), as Trustee, which Debentures are absolutely, irrevocably and unconditionally guaranteed (the “Guarantee”) by FPL Group pursuant to the Guarantee Agreement, dated as of June 1, 1999, between FPL Group, as Guarantor, and The Bank of New York Mellon (formerly The Bank of New York), as Guarantee Trustee (the “Guarantee Agreement”).

We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03, 333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08 (“Registration Statement No. 333-160987”), which registration statement was filed jointly by FPL Group, FPL Group Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated August 3, 2009 forming a part of Registration Statement No. 333-160987, as supplemented by a prospectus supplement dated November 5, 2009 relating to the Debentures, both such prospectus and prospectus supplement filed pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the Guarantee Agreement; (5) the corporate proceedings of FPL Group with respect to Registration Statement No. 333-160987 and the Guarantee Agreement; (6) the corporate proceedings of FPL Group Capital with respect to Registration Statement No. 333-160987, the Indenture and the Debentures; and (7) such other corporate records, certificates and other documents (including a receipt executed on behalf of FPL Group Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

FPL Group, Inc. FPL Group Capital Inc November 10, 2009 Page 2	Squire, Sanders & Dempsey L.L.P.

Based on the foregoing, we are of the opinion that the Debentures and the Guarantee, as it relates to the Debentures, are legally issued, valid, and binding obligations of FPL Group Capital and FPL Group, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Debentures conform to specimens examined by us and that the Debentures have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by FPL Group on or about November 10, 2009, which will be incorporated by reference in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of Florida and New York and the federal laws of the United States insofar as they bear on matters covered hereby.  As to all matters of New York law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP, New York, New York.  As to all matters of Florida law, Morgan, Lewis & Bockius LLP is authorized to rely upon this opinion as though it were rendered to it.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.

SQUIRE, SANDERS & DEMPSEY L.L.P.